Non-GAAP Financial Measures Non-GAAP Financial Measures In addition to the GAAP financial measures set forth herein, FIGS, Inc. ("we") has included certain non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K. We use “net income, as adjusted,” “diluted EPS, as adjusted,” “adjusted EBITDA,” and “adjusted EBITDA margin” to provide useful supplemental measures that assist in evaluating our ability to generate earnings, provide consistency and comparability with our past financial performance, and facilitate period-to-period comparisons of our core operating results as well as the results of our peer companies. We calculate “net income, as adjusted” as net income adjusted to exclude transaction costs, expenses related to non-ordinary course disputes, other than temporary impairment of held-to-maturity investments, stock-based compensation expense, including expense related to award modifications, accelerated performance awards and ambassador grants in connection with our IPO, and expense resulting from the retirement of the Company's previous CFO, and the income tax impact of these adjustments. We calculate “diluted earnings per share, as adjusted” as net income, as adjusted divided by diluted shares outstanding. We calculate “adjusted EBITDA” as net income adjusted to exclude: other income (loss), net; gain/loss on disposal of assets; provision for income taxes; depreciation and amortization expense; stock-based compensation and related expense; transaction costs; and expenses related to non-ordinary course disputes. We calculate “adjusted EBITDA margin” by dividing adjusted EBITDA by net revenues. We have provided herein reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. Please refer to the reconciliation tables that follow.

December 31, 2022 December 31, 2021 ($ in thousands, except share and per share information) Assets Current assets Cash and cash equivalents $ 159,775 $ 195,374 Restricted cash - 2,056 Accounts receivable 6,866 2,441 Inventory, net 177,976 86,068 Prepaid expenses and other current assets 11,883 7,400 Total current assets 356,500 293,339 Non-current assets Property and equipment, net 11,024 7,613 Operating lease right-of-use assets 15,312 - Deferred tax assets 10,971 10,239 Other assets 1,257 560 Total non-current assets 38,564 18,412 Total assets $ 395,064 $ 311,751 Liabilities and stockholders’ equity Current liabilities Accounts payable $ 20,906 $ 14,604 Operating lease liabilities 3,408 - Accrued expenses 26,164 24,677 Accrued compensation and benefits 3,415 6,464 Sales tax payable 3,374 3,728 Gift card liability 7,882 5,590 Deferred revenue 2,786 596 Returns reserve 3,458 2,761 Income tax payable - 3,973 Total current liabilities 71,393 62,393 Non-current liabilities Operating lease liabilities, non-current 15,756 - Deferred rent and lease incentive - 3,542 Other non-current liabilities 176 243 Total liabilities 87,325 66,178 Commitments and contingencies Stockholders’ equity Class A common stock — par value $0.0001 per share, 1,000,000,000 shares authorized as of December 31, 2022 and 2021; 159,351,307 and 152,098,257 shares issued and outstanding as of Decemeber 31, 2022 and 2021, respectively 16 15 Class B common stock — par value $0.0001 per share, 150,000,000 shares authorized as of December 31, 2022 and 2021; 7,210,795 and 12,158,187 shares issued and outstanding as of December 31, 2022 and 2021, respectively - 1 Preferred stock — par value $0.0001 per share, 100,000,000 shares authorized as of December 31, 2022 and 2021; zero shares issued and outstanding as of December 31, 2022 and 2021 - - Additional paid-in capital 268,606 227,626 Retained earnings 39,117 17,931 Total stockholders’ equity 307,739 245,573 Total liabilities and stockholders’ equity $ 395,064 $ 311,751 FIGS, INC. BALANCE SHEETS As of

2022 2021 2022 2021 ($ in thousands) Cash flows from operating activities: Net income (loss) $ 3,391 $ 12,596 $ 21,186 $ (9,556) Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities: Depreciation and amortization expense 637 403 1,924 1,424 Deferred income taxes 244 (2,282) (732) (3,732) Non-cash operating lease cost 662 - 2,381 - Stock-based compensation 11,170 12,859 37,458 81,139 Changes in operating assets and liabilities: Accounts receivable 1,502 2,324 (4,425) 3,339 Due from related party - 501 - - Inventory (9,888) (16,712) (91,908) (36,333) Prepaid expenses and other current assets 1,987 2,645 (4,483) (735) Other assets 481 36 (197) 127 Accounts payable (106) 659 6,315 2,855 Accrued expenses (6,097) 2,913 1,487 17,983 Deferred revenue 1,550 (3,884) 2,190 (1,185) Accrued compensation and benefits (1,801) 348 (3,049) 2,250 Returns reserve 34 (439) 697 1,084 Sales tax payable (329) (1,707) (354) 652 Income tax payable - 1,467 (3,973) 4,428 Gift card liability 1,889 2,003 2,292 2,571 Deferred rent and lease incentive - (40) - (117) Operating lease liabilities (735) - (2,071) - Other non-current liabilities (39) 243 (67) 243 Net cash (used in) provided by operating activities 4,552 13,933 (35,329) 66,437 Cash flows from investing activities: Purchases of property and equipment (1,092) (704) (5,348) (2,712) Purchases of held-to-maturity securities - - (500) - Net cash used in investing activities (1,092) (704) (5,848) (2,712) Cash flows from financing activities: Proceeds from issuance of Class A common stock in initial public offering, net of underwriting discounts - - - 95,881 Payments of initial public offering issuance costs, net of reimbursements - - - (780) Payment of debt issuance and financing costs - (12) - (181) Proceeds from capital contributions - - 479 1,301 Proceeds from stock option exercises and employee stock purchases 733 259 3,043 907 Tax payments related to net share settlements on restricted stock units - - - (21,556) Net cash provided by financing activities 733 247 3,522 75,572 Net (decrease) increase in cash, cash equivalents, and restricted cash 4,193 13,476 (37,655) 139,297 Cash, cash equivalents, and restricted cash, beginning of period $ 155,582 $ 183,954 $ 197,430 $ 58,133 Cash, cash equivalents, and restricted cash, end of period $ 159,775 $ 197,430 $ 159,775 $ 197,430 FIGS, INC. STATEMENTS OF CASH FLOWS Three months ended December 31, Year ended December 31, (unaudited)

2022 2021 2022 2021 ($ in thousands, except share and per share information) Net revenues 144,898$ 128,699$ 505,835$ 419,591$ Cost of goods sold 46,050 38,696 151,375 118,370 Gross profit 98,848 90,003 354,460 301,221 Operating expenses Selling 37,649 25,641 118,449 81,923 Marketing 21,428 16,606 77,692 58,713 General and administrative 36,511 31,322 120,653 149,602 Total operating expenses 95,588 73,569 316,794 290,238 Net income from operations 3,260 16,434 37,666 10,983 Other income (loss), net Interest income (expense) 880 (63) 1,708 (239) Other income (expense) (502) (60) (647) (885) Total other income (loss), net 378 (123) 1,061 (1,124) Net income before provision for income taxes 3,638 16,311 38,727 9,859 Provision for income taxes 247 3,715 17,541 19,415 Net income and comprehensive income (loss) 3,391$ 12,596$ 21,186$ (9,556)$ Earnings (loss) attributable to Class A and Class B common stockholders Basic earnings (loss) per share 0.02$ 0.08$ 0.13$ (0.06)$ Diluted earnings (loss) per share 0.02$ 0.06$ 0.11$ (0.06)$ Weighted-average shares outstanding—basic 166,181,027 163,798,354 165,268,185 159,177,713 Weighted-average shares outstanding—diluted 180,892,774 197,977,552 187,547,474 159,177,713 Three months ended December 31, (unaudited) Year ended December 31, FIGS, INC. STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FIGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

The following table reflects a reconciliation of adjusted EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with GAAP:

	Three months ended December 31,		Year ended December 31,	
	2022	2021	2022	2021
($ in thousands except margin)	*(unaudited)*		*(unaudited)*	
Net income (loss)	$ 3,391	$ 12,596	$ 21,186	$ (9,556)
Add (deduct):				
Other income (loss), net	(378)	122	(1,061)	1,124
Provision for income taxes	246	3,715	17,541	19,415
Depreciation and amortization expense[(1)]	638	403	1,924	1,424
Stock-based compensation and related expense[(2)]	11,197	13,101	37,533	83,516
Transaction costs	—	—	—	1,139
Expenses related to non-ordinary course disputes[(3)]	4,671	1,976	10,128	8,183
Adjusted EBITDA	$ 19,765	$ 31,913	$ 87,251	$ 105,245
Net Revenues	144,898	128,699	505,835	419,591
Net income (loss) margin[(4)]	2.3%	9.7%	4.2%	(2.3)%
Adjusted EBITDA Margin	13.6%	24.8%	17.2%	25.1%

(1) Excludes amortization of debt issuance costs included in "Other income (loss), net."

(2) Includes stock-based compensation expense and payroll taxes related to equity award activity.

(3) Represents legal fees incurred in connection with certain of the litigation claims described in the section titled "Legal Proceedings" appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

(4) Net income (loss) margin represents Net income (loss) as a percentage of Net revenues.

The following table presents a reconciliation of diluted EPS, as adjusted and net income, as adjusted to net income, which is the most directly comparable financial measure calculated in accordance with GAAP:

	Three months ended December 31,		Year ended December 31,	
	2022	2021	2022	2021
($ in thousands, except share and per share information)	*(unaudited)*		*(unaudited)*	
Net income (loss)	$ 3,391	$ 12,596	$ 21,186	$ (9,556)
Add (deduct):				
Transaction costs	—	59	145	2,019
Expenses related to non-ordinary course disputes[(1)]	4,671	1,976	10,128	8,183
Stock-based compensation expense in connection with the IPO and other[(2)]	—	5,700	—	56,084
Other[(3)]	500	—	500	—
Income tax impacts of items above	(350)	(1,761)	(2,808)	(843)
Net income, as adjusted	$ 8,212	$ 18,570	$ 29,151	$ 55,887
Diluted EPS, as adjusted	$ 0.05	$ 0.09	$ 0.16	$ 0.30
Weighted-average shares used to compute Diluted EPS, as adjusted[(4)]	180,892,774	197,977,552	187,547,474	189,082,110

(1) Represents legal fees incurred in connection with certain of the litigation claims described in the section titled "Legal Proceedings" appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

(2) Includes certain stock-based compensation expenses including expense related to award modifications, accelerated performance awards and ambassador grants in connection with the IPO, and expense resulting from the retirement of the Company's previous CFO.

(3) Includes other than temporary impairment of held-to-maturity investments.

(4) We adjust the weighted-average number of shares outstanding for the dilutive effect of potential common equivalent shares in each period presented.